Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact:
Paul Fletcher
Chief Financial Officer
(540) 542-6300

Trex Company, Inc. Announces Proposed Offering of $85 Million of Convertible

Senior Subordinated Notes Due 2012

WINCHESTER, Va—June 11, 2007—Trex Company, Inc. (NYSE: TWP) today announced that it intends, subject to market and other conditions, to offer $85 million principal amount of convertible senior subordinated notes due 2012 through an underwritten public offering. Trex Company also expects to grant an over-allotment option to the underwriters for up to an additional $10 million principal amount of the notes. The notes will mature in five years and will pay interest semiannually at a rate to be determined.

Trex Company expects to use the net proceeds of the offering to repay the company’s outstanding senior secured notes due 2009 and to repay borrowings under its senior secured revolving credit facility. If the underwriters exercise their over-allotment option, the company will use the net proceeds from the sale of the additional notes, to the extent not applied to repay indebtedness, for working capital and other general corporate purposes. Trex Company cannot provide assurance regarding the amount of notes to be issued, if any, until the offering has been completed.

J.P. Morgan Securities Inc. is acting as book-running manager for the offering and as representative of the underwriters, and BB&T Capital Markets, a division of Scott & Stringfellow, Inc., is acting as co-manager for the offering.

A copy of the prospectus supplement concerning the offering and related base prospectus contained in Trex Company’s registration statement may be obtained from J.P. Morgan Securities Inc., 4 Chase Metrotech Center, CS Level, Brooklyn, New York 11245 at 866-430-0686.

This news release does not constitute an offer to sell or the solicitation of an offer to buy these securities, nor will there be any offer or sale of these securities in any state in which such offer, solicitation or sale would be unlawful.

About Trex Company

Headquartered in Winchester, Va., Trex Company, Inc. is the nation’s largest manufacturer of composite decking, railing and fencing products, which are marketed under the brand name Trex(R).